Exhibit 99.6

CHARTER OF THE
COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF SPORTSTEK ACQUISITION CORP.

(Effective on __________, 2021)

1.          Purpose.  The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of SportsTek Acquisition Corp. (the “Company”) to discharge the responsibilities of the Board relating to:

•	compensating the Company’s executive officers and making recommendations to the Board with respect to the compensation of non-employee members of the Board;

•	overseeing the Company’s overall compensation structure, policies, programs and arrangements; and

•	taking such other actions relating to the compensation and benefit structure of the Company as the Committee deems necessary or appropriate.

2.          Membership.  The Committee shall be comprised of at least two (2) members of the Board.  Each Committee member shall, as determined in the business judgment of the Board, qualify as an “independent director,” as such term is defined under applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and otherwise be considered independent for purposes of membership on the Committee in accordance with applicable Nasdaq listing rules, subject to any applicable exceptions such as (a) the initial phase-in periods for committee membership requirements applicable in connection with and after the Company’s initial public offering, and (b) the exemptions applicable to a “controlled company” to the extent the Company meets the definition of a “controlled company” under applicable listing standards and elects to rely on such exemption.  In addition, to the extent determined appropriate by the Committee, at least two (2) members of the Committee shall qualify as (i) “non-employee directors” as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) “outside directors” as such term is defined for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended.  The members of the Committee will be appointed by and serve at the discretion of the Board.  The Board will appoint one member of the Committee to serve as the Chairperson of the Committee.  Committee members (including the Chairperson) may be removed at any time by the Board.

3.          Specific Responsibilities and Duties.  In performing its function, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee.  In addition to the general tasks and responsibilities, the following duties and responsibilities are the specific functions of the Committee, to be performed as the Committee deems necessary or appropriate, along with such other responsibilities as the Board shall require from time to time:

3.1.          Compensation Policies.  Periodically review with management the Company’s overall compensation and benefit policies and programs (including performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and shareholder interests), processes to recruit, retain and develop management resources, organizational structure and performance of the Company’s management.

3.2.          Chief Executive Officer’s Compensation and Goals.  At least annually, review and approve goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), if there be one, or the President, if there is not a CEO, evaluate such individual’s performance in light of those goals and objectives, and review and approve such individual’s compensation levels (including, but not limited to, salary, employment agreements, any long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, special benefits and perquisites, change in control or other severance plans, as the Committee deems appropriate) based on this evaluation.  In determining the long-term incentive component of the CEO’s or President’s compensation to be recommended, as applicable, the Committee shall consider all factors it deems relevant.  The CEO or President, as applicable, shall not be present during any Committee deliberations or voting with respect to his or her compensation.

3.3.          Other Executives and Employees.  At least annually, review and approve the compensation level (including, but not limited to, salary, employment agreements, any long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, special benefits and perquisites, change in control or other severance plans, as the Committee deems appropriate) of each of the Company’s other “executive officers” as such term is defined under applicable listing standards of Nasdaq.  The Committee may consider the recommendations of the CEO and other officers in determining the level of compensation of the other executive officers.

3.4.          Say on Pay Vote.  If required, consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act.

3.5.          Equity-Based and Other Incentive Compensation Plans.  The Committee shall review and make recommendations to the Board with respect to the adoption, amendment or discontinuation of any profit sharing, incentive-compensation or equity-based compensation plans that require Board approval.  The Committee shall have the authority to approve award grants under any equity-based Company incentive plan and to administer the plan with respect to any such awards (other than grants to members of the Board who are not otherwise employed by the Company or any of its subsidiaries, which grants shall be subject to approval by the Board).

3.6.          Board.  Recommend to the Board the compensation arrangements for Board members.

3.7.          CD&A and Compensation Committee Report.  If required, review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required to be included in the Company’s annual proxy statement or annual report on Form 10-K and, based on that review and discussion, recommend to the Board whether or not the CD&A should be so included, and produce a Compensation Committee Report for inclusion in the Company’s annual proxy statement or annual report on Form 10-K, as required pursuant to applicable rules and regulations of the Securities and Exchange Commission.

3.8.          Risk Assessment.  Periodically review whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and the steps management has taken, or should consider taking, to monitor or mitigate such risks.

3.9.          Development and Succession Planning.  Review and make recommendations to the Board for executive officer development and retention and corporate succession plans for the CEO, if there be one, or the President.  Periodically review with management the Company’s general management succession plans.

The foregoing does not limit any authority conferred on the Committee pursuant to the terms of any compensation or benefit plan or, to the extent the Committee is the administrator of any compensation or benefit plan, as the administrator of such plan in accordance with the terms of the plan.

4.	Other Responsibilities.

4.1.          Review of Charter.  On an annual basis, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

4.2.          Self-Evaluation.  On an annual basis, evaluate the performance of the Committee based on the process developed by the Committee and approved by the Board.  The results of the annual self-evaluation shall be reported to the Board.

4.3.          Other Actions.  Perform any other activities consistent with this Charter and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”) as in effect from time to time as the Committee or the Board deems necessary or appropriate.  The Committee may from time to time seek input from the Board on any of the foregoing matters as it may determine to be appropriate.

5.	Organization and Operations.

5.1.          Meetings.  The Committee will meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, determines.  Such meetings, at the Committee’s discretion, may be in person, by telephone or by unanimous written consent.  A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members.  The agenda of each meeting will be prepared by the Chairperson (in consultation with the appropriate members of the Committee and management) and circulated to each member prior to the meeting date.  Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws, as in effect from time to time and as applicable to meetings of the Board, will govern meetings of the Committee.  A quorum for any meeting of the Committee shall be a majority of the members of the Committee.

5.2.          Minutes and Reports.  Minutes of each meeting will be kept with the regular corporate records.  The Committee will periodically report to the Board its findings and actions.

5.3.          Subcommittees.  The Committee has the power to appoint, from among its members, subcommittees, each of which may have (as determined by the Committee) the full power and authority of the Committee; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.  Each such subcommittee shall consist of at least two members of the Committee.

5.4.          Voting.  Each Committee member shall have one vote and actions at meetings are approved by a majority of the members present.

6.	Reliance; Experts; Cooperation.

6.1.          Retention of Outside Advisors.  The Committee has the power, in its sole discretion and after considering such factors as may be required by Nasdaq listing standards or applicable rules of the Securities and Exchange Commission, to retain or obtain the advice of a compensation consultant, legal counsel or other advisor as it determines necessary or appropriate to carry out its duties, including to assist in the evaluation of director or executive officer compensation.  The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor retained by the Committee, including sole authority to approve the consultant’s, legal counsel’s or advisor’s fees and other retention terms.  The Company shall provide appropriate funding, as determined by the Committee, for payment of reasonable compensation to any consultant, legal counsel or other advisor retained by the Committee.  The Committee may select a compensation consultant, legal counsel or other advisor to the Committee only after taking into consideration the following: (a) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor; (b) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor; (c) the policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest; (d) any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee; (e) any stock or other securities of the Company owned by the compensation consultant, legal counsel or other advisor; and (vi) any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.  The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other advisor that provides advice to the Committee, other than (i) in-house legal counsel; and (ii) any compensation consultant, legal counsel or other advisor whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice.  Nothing herein requires a compensation consultant, legal counsel or other advisor to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other advisor.  The Committee may select or receive advice from any compensation consultant, legal counsel or other advisor it prefers, including ones that are not independent, after considering the six independence factors outlined above.  Nothing herein shall be construed: (1) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other advisor to the Committee; or (2) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

6.2.          Reliance Permitted.  In carrying out its duties, the Committee may act in reliance on management, the independent auditors, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

6.3.          Investigations.  The Committee has the authority to conduct any investigation it deems necessary or appropriate to fulfilling its duties.

6.4.          Participation of Employees and Outside Experts.  The Committee shall have unrestricted access to the independent auditors, the internal auditors, internal and outside counsel, and anyone else in the Company, and may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.
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